Exhibit 99.2

Bed Bath & Beyond Inc. Announces Pricing of Offering of

Series A Convertible Preferred Stock and Warrants

UNION, N.J., Feb. 7, 2023 – Bed Bath & Beyond Inc. (the “Company”) (Nasdaq: BBBY) today announced the pricing of an underwritten public offering (the “Offering”) of (i) shares of the Company’s Series A convertible preferred stock (the “Series A Convertible Preferred Stock”), (ii) warrants to purchase shares of Series A Convertible Preferred Stock and (iii) warrants to purchase the Company’s common stock. The Company expects to receive gross proceeds of approximately $225 million in the Offering together with an additional approximately $800 million of gross proceeds through the issuance of securities requiring the holder thereof to exercise warrants to purchase shares of Series A Preferred Stock in future installments assuming certain condition are met. The Company cannot give any assurances that it will receive all of the installment proceeds of the Offering.

At the initial closing, the Company will issue (i) 23,685 shares of Series A Convertible Preferred Stock, (ii) warrants to purchase 84,216 shares of Series A Convertible Preferred Stock and (iii) warrants to purchase 95,387,533 shares of the Company’s common stock.

B. Riley Securities is acting as sole book-running manager for the Offering.

The Company intends to use the net proceeds from the initial closing of the Offering, along with $100 million to be drawn under its amended and upsized FILO Facility, to repay outstanding revolving loans under its ABL Facility in accordance with the terms of an amendment to the Company’s Credit Agreement waiving existing defaults thereunder (the “Amendment”) to be entered concurrently with the initial closing of the Offering. Under the Amendment, the Company will be required to use availability under its credit facilities to make the missed interest payment on its senior notes by March 3, 2023. Outstanding revolving loans repaid using net proceeds of the Offering may be reborrowed, subject to availability under the ABL Facility, and the Company expects to use those borrowings for general corporate purposes, including, but not limited to, rebalancing the Company’s assortment and building back the Company’s inventory. In addition, proceeds from the conversion of warrants to purchase shares of Series A Convertible Preferred Stock will be used to further repay outstanding amounts under the ABL Facility with 50% of such conversion amounts being applied against the borrowing base of the ABL Facility. Such repaid amounts may be reborrowed subject to availability under the ABL Facility.

The securities are being offered pursuant to an automatically effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on August 31, 2022, as amended. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the Offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. The final prospectus supplement and accompanying prospectus relating to the Offering will be filed with the SEC and may be obtained, when available, from: B. Riley Securities, Inc., by telephone at (703)-312-9580 or by email at prospectuses@brileyfin.com or by accessing the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations, or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About the Company

The Company is an omnichannel retailer that makes it easy for its customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the closing of the Company’s Offering and the anticipated use of proceeds of the Offering. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the uncertainties related to market conditions and the completion of Offering on the anticipated terms or at all, the Company’s ability to use proceeds from the Offering to pay down outstanding debt obligations and operate its business; risks related to the failure to consummate the Offering, which the Company expects will likely force it to file for bankruptcy protection; the Company’s ability to regain access to its credit agreement; the Company’s ability to deliver and execute on its turnaround plan; the Company’s potential need to seek additional strategic alternatives, including restructuring or refinancing of its debt, seeking additional debt or equity capital, reducing or delaying its business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; the Company’s ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding the Company’s ability to continue as a going concern; and the Company’s ability to increase cash flow to support the Company’s operating activities and fund its obligations and working capital needs, and the other risk factors described in the Company’s filings with the SEC, including the factors set forth under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended February 26, 2022, our Quarterly Report on Form 10-Q for the quarter ended November 26, 2022 and Exhibit 99.3 to our Current Report on Form 8-K filed on February 6, 2023. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com

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